UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.               )

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PYRAMID BREWERIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PYRAMID BREWERIES INC.
91 South Royal Brougham Way
Seattle, Washington 98134
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO OUR SHAREHOLDERS:
      Notice is hereby given that the Annual Meeting of Shareholders of Pyramid Breweries Inc. (the “Company”) will be held at the Pyramid Alehouse at 1201 First Avenue South, Seattle, Washington on Wednesday, May 24, 2006 at 9:00 a.m., for the following purposes:

1.	To elect two Class II members of the Board of Directors for a three-year term.

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      All shareholders are requested to be present at the Annual Meeting either in person or by proxy. Only shareholders of record at the close of business on April 17, 2006 are entitled to notice of and to vote at the meeting. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no additional postage is required, are enclosed. Shareholders who have previously voted but attend the meeting may change their vote at the meeting.
      Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose as soon as possible. Your cooperation is appreciated since at least one-third of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

/s/ Jason Rees

Jason Rees
Secretary
April 28, 2006

PYRAMID BREWERIES INC.
PROXY STATEMENT
For Annual Meeting of Shareholders
to be held May 24, 2006
SOLICITATION AND REVOCATION OF PROXY
      This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Pyramid Breweries Inc. (the “Company” or “Pyramid”) to be voted at the annual meeting of shareholders to be held at 9:00 am on Wednesday May 24, 2006, at corporate headquarters in Seattle, and at any adjournments or postponements thereof (the “Annual Meeting”). The individuals named as proxies are Jason Rees and John Lennon.
      The Company’s corporate headquarters are located at 91 South Royal Brougham Way, Seattle, Washington 98134. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about May 4, 2006.
      All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, shares represented by proxies will be voted for the election of all director nominees and for the proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. A shareholder giving a proxy has the power to revoke it at any time before it is voted at the Annual Meeting. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date.
      Only shareholders of record at the close of business on April 17, 2006 (the “Record Date”) will be entitled to vote at the Annual Meeting. On April 17, 2006, there were 8,884,797 shares of common stock, par value $.01 per share issued and outstanding, representing all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
      The holders of one-third of the common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and withhold votes on the election of directors and negative votes, abstentions and broker non-votes on the other proposal to be voted for purposes of determining the presence of a quorum. Proxy cards that are signed and returned without specifying a vote or an abstention on any proposal specified therein will be voted according to the recommendations of the board of directors on such proposals. Transaction of business may occur at the meeting if a quorum is present.
      With respect to the election of directors (Proposal 1), the nominees receiving the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected. In a plurality election, such as this, abstentions will have no impact on the outcome of the election because approval by a certain percentage of shares present or outstanding is not required. The proposal relating to the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal 2) will be adopted if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Abstentions from voting on this matter will have no effect on the outcome because abstentions do not represent votes cast “FOR” or “AGAINST” this proposal. We expect that there will be no broker non-votes because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors and ratification of the appointment of our independent registered public accounting firm.
      In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers, directors and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
      The Company’s Amended and Restated Bylaws (“Bylaws”) provide that the number of directors must fall within a range of three to nine. The Board of Directors currently has six members. Generally, and in accordance with the Company’s Articles of Incorporation, directors are elected for terms of three years, which are staggered such that approximately one-third of the directors are elected each year, and directors serve until their successors have been elected and qualified.
      In accordance with the above, the Board of Directors nominated each of Lee Andrews and Scott Svenson for re-election as a Class II director, to serve for a three-year term to expire in 2009 and until his successor is elected or until his earlier resignation or removal. The nominees have indicated that they are willing and able to serve as a director. If at the time of the Annual Meeting any nominee becomes unable or unwilling to serve as a director, the persons named as proxies will vote for the remaining nominees and for any other person designated by the Board of Directors as a nominee, or the size of the Board of Directors will be reduced.
The Board of Directors unanimously recommends that you vote
FOR the election of the nominees listed herein.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
      The following table sets forth information regarding the nominees for election and each other director whose term of office will continue after the Annual Meeting.

			Expiration
Name	Current Position with Company(1)	Age(2)	of Term	Class

George Hancock	Chairman of the Board	61	2008	I
Scott S. Barnum	Director	50	2008	I
Lee Andrews	Director	54	2009	II
Scott Svenson	Director	40	2009	II
Kurt Dammeier	Director	47	2007	III
John Lennon	President, Chief Executive Officer and Director	51	2007	III

(1)	For a description of certain committees of the Board of Directors and the members of such committees, see “Committees of the Board of Directors” below.

(2)	Age as of April 24, 2006.
Experience of Nominees and Members of the Board of Directors
George Hancock (61) — Chairman of the Board
      Mr. Hancock has been a director of the Company since 1989. Mr. Hancock served as our Chief Executive Officer from May 1992 until his retirement in December 1999, and as our Chairman of the Board from January 1997 to December 1999, as well as our interim Chief Executive Officer from February 2004 to August 2004 and Chairman of the Board since February 2004. Mr. Hancock previously served as our Chairman of the Board from July 1989 until July 1995. Since June 2005, Mr. Hancock has been President of Electrotechnology, Inc., a marine electrical contracting company. He was President of Penknife Computing, Inc., a computer software company, from 1988 to May 1992. Mr. Hancock was previously employed by the international accounting firm of Coopers & Lybrand, where he was primarily responsible for management consulting projects. Mr. Hancock was also the founder of two startup software companies in England and the United States. He was awarded a Masters in Business Administration by Cranfield Institute of Technology, England in 1981. He qualified as an accountant in England in 1967.

Scott S. Barnum (50) — Director
      Mr. Barnum has been a director since February 1999. Since July 2002, Mr. Barnum has been President of Cocoa Pete’s Chocolate Adventures, a premium chocolate company founded by the creator of Pete’s Wicked Ale. In February 2001, he co-founded Plan B, a consumer marketing consultancy and “think tank” and was its Managing Partner from February 2001 to July 2002. From January 1999 to February 2000, Mr. Barnum was Vice President/ General Manager — International for eBay Inc, an online auction company. From June 1997 to September 1998, Mr. Barnum served as President and Chief Operating Officer of Pete’s Brewing Company, formerly the nation’s second largest brewer of craft beers. His beer background also includes four years with Miller Brewing Company (Miller), where he held several senior level marketing management appointments and where he ultimately launched and became General Manager of Miller’s specialty beer division. Prior to Miller, Mr. Barnum spent eight years in brand management with PepsiCo Inc., a food and beverage company, in its soft drink and snack divisions, both domestically and internationally. Mr. Barnum earned an MBA from Columbia University and a Bachelor’s of Business Administration Degree from Pacific Lutheran University.
Scott Svenson (40) — Director
      Mr. Svenson has been a director since August 2001. Since January 2002, Mr. Svenson has been Chairman and Managing Partner of The Sienna Group, a private investment group based in Seattle and London. From February 1999 to October 1999, Mr. Svenson was President of Starbucks Europe, a retail coffee company, during which time he authored its European Strategic Plan, and from May 1998 to February 1999 was President of Starbucks UK. In 1994 Mr. Svenson co-founded Seattle Coffee Company, the first gourmet coffee retailer and wholesaler in the United Kingdom, which he built to over 70 locations before selling the company to Starbucks in early 1998. Prior to this, Mr. Svenson served as Deputy Chief Executive of CrestaCare plc, the third largest long-term healthcare provider in the UK and as an advisor to high growth, middle market companies with Apax Partners and Drexel Burnham Lambert, investment banking firms. Mr. Svenson earned a Bachelor’s Degree from Harvard University.
Lee Andrews (54) — Director
      Mr. Andrews has been a director since July 2005. Mr. Andrews is a partner in the Seattle office of Tatum LLP (“Tatum”), a national professional services firm providing financial and technology leadership and strategic solutions. Mr. Andrews provides contract consulting services to, or serves as a part-time or full-time Chief Financial Officer of various private and public Tatum clients from time to time, and has served as an interim Chief Executive Officer of a private $30 million revenue Tatum client. Mr. Andrews has over 30 years of diversified financial management and international business experience. He served in the public accounting profession with Coopers & Lybrand in London, UK; Johannesburg, South Africa; and Manhattan, NY. He later held senior financial executive and Chief Financial Officer roles with public and private companies in Manhattan, NY, and Seattle, WA. Mr. Andrews has experience in a wide range of different industries, including manufacturing, high technology, engineering, distribution, oil and gas field servicing, and mortgages. He served as the interim Chief Executive Officer of a Tatum client, a national containerized storage company, as well as provided consulting and project services to Tatum clients in such matters as financial structure planning and SEC filing issues. A British citizen, Mr. Andrews is a Fellow of the Institute of Chartered Accountants in England and Wales, and holds a BSc degree in Physics from London University.
Kurt Dammeier (47) — Director
      Mr. Dammeier has been a director since June 1999. Mr. Dammeier also served as our Chairman of the Board from December 1999 until May 2001. Mr. Dammeier is a private investor and sole manager of Sugar Mountain Capital, LLC, an investment company. Mr. Dammeier was President and Chief Executive Officer of Quebecor Integrated Media, an information services company. Mr. Dammeier earned a Bachelor’s Degree from Washington State University.

John Lennon (51) — President and Chief Executive Officer, Director
      Mr. Lennon has been our President and Chief Executive Officer since August 2004. From November 2000 to December 2003, Mr. Lennon was President and Chief Executive Officer of Beck’s North America, a $150 million division of Interbrew, where he had responsibility for the United States, Canada and the Caribbean. Mr. Lennon has over twenty years experience as a senior executive in marketing, sales and general management, including ten years leading and managing businesses within the branded consumer goods industry. In addition to Mr. Lennon’s work with Beck’s, he has held senior positions with Diageo, Guinness, FEMSA, Grand Metropolitan and Nestle. He has experience serving as a Director for several brewing and beverage producers. He earned an MBA from Syracuse University and a Bachelor’s Degree from the State University of New York.
Independence of the Board of Directors
      Based on its review of the relationships between the Company and each of its directors, the Board of Directors has determined that Messrs. Svenson, Dammeier, Barnum and Andrews are each independent within the meaning of Nasdaq Marketplace Rule 4200 and that Mr. Lennon, our Chief Executive Officer, and Mr. Hancock, who served as our interim Chief Executive Officer from February 2004 to August 2004, are not independent within the meaning of the aforementioned rules.
Board Attendance
      The Board of Directors met eight times during 2005. Each of the Company’s current directors attended at least 75% of the aggregate number of Board meetings and Board committee meetings of which he was a member.
      The Company does not have a specific policy regarding director attendance at the annual meeting of shareholders; however, all directors are encouraged to attend if available. Messrs. Hancock, Andrews and Barnum were present at the 2005 annual meeting.
Committees of the Board of Directors

Audit Committee
      The Audit Committee, governed by its charter, represents and assists the Board of Directors in fulfilling its oversight responsibility relating to the quality and integrity of the Company’s corporate accounting and financial reporting practices and is currently comprised of Messrs. Andrews (Chairman), Barnum and Svenson. Each current member of the Audit Committee is independent within the meaning of Nasdaq Marketplace Rule 4200 and as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the Securities and Exchange Commission. Additionally, each Audit Committee member is “financially sophisticated” under applicable Nasdaq rules. The Board of Directors has determined that Messrs. Andrews and Svenson are each an audit committee financial expert, within the meaning of applicable Securities and Exchange Commission rules. The Audit Committee met four times during 2005.

Compensation Committee
      The Compensation Committee, currently comprised of Messrs. Barnum (Chairman) and Dammeier, recommends to the Board salaries and bonuses for the Company’s executive officers and administers the Company’s equity incentive plans. Each current member of the Compensation Committee is independent within the meaning of Nasdaq Marketplace Rule 4200. The Compensation Committee met one time in 2005.
Code of Ethics and Code of Conduct
      We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, Vice President of Finance and Chief Accounting Officer and persons performing similar functions. We have also adopted a Code of Conduct applicable to all employees, officers and directors. These codes are posted on our website at http://www.pyramidbrew.com/about/investor.php. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our website.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires reports relating to the stock ownership of the Company’s directors, executive officers and beneficial owners of more than 10% of any equity security of the Company to be filed with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that the required Section 16(a) reports during fiscal 2005 for our directors and executive officers were timely filed, except that one Form 4 for Jason Rees to report one transaction was inadvertently filed late due to an administrative oversight.
Director Nomination Procedures
      The Board of Directors does not currently have a standing nominating committee since the relatively small size of the Board allows for the entire Board to carry out nominating responsibilities. A majority of our independent directors must recommend nominees for selection by the entire Board. The Board has established Director Selection Guidelines for guidance in determining and identifying Director qualification requirements, Board composition criteria and the procedure for the selection of new Directors, which can be found on our website at http://www.pyramidbrew.com/about/investor.php. In accordance with the Director Selection Guidelines, the Board of Directors will review the following considerations, among others, in its evaluation of candidates for Board of Director nomination: personal and professional ethics training; commitment to fulfill the duties of the Board of Directors; commitment to understanding the Company’s business; commitment to engage in activities in the best interests of the Company; independence; diversity; industry knowledge and contacts; financial or accounting expertise; leadership qualities; public company board of director and committee experience; and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered.
      The Board of Directors will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Board of Directors, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information outlined in the Director Selection Guidelines. The Board will review shareholder-recommended nominees based on the same criteria as its own nominees. Shareholders who intend to nominate a director for election at the 2007 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals.” To date, the Company has not received any recommendations from shareholders requesting that the Board consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement.
Director Compensation
      Pursuant to the Directors Compensation Plan, each non-employee director receives a fee of $1,500 for each Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee meeting attended. In addition, each non-employee director receives $10,000 annual compensation payable immediately following each annual meeting in common stock or cash at the director’s choice. Shares of common stock payable to directors as annual compensation are valued at the last sale price of our common stock on Nasdaq on the date of such annual meeting. As of March 31, 2006, 14,982 shares of common stock had been issued under the Directors Compensation Plan as annual compensation.
      The Chairman of the Board receives an additional $10,000 annual compensation, and all other committee chairmen receive an additional $2,500 annual compensation. A director asked to perform specific functions outside the usual and customary duties of a director will be compensated $500 per day. All directors are reimbursed for out-of-pocket expenses incurred attending Board meetings.
      Non-employee directors also participate in the Non-Employee Director Stock Option Plan (“Director Stock Option Plan”). Each non-employee director immediately following the annual meeting of shareholders automatically receives an option grant to purchase 5,000 shares of common stock so long as shares of common stock remain available under the Director Stock Option Plan. The exercise price of each option is the closing price of the common stock on Nasdaq on the date of the annual meeting and is fully vested and exercisable as of that date. Each option expires ten years after the date of grant or one year after the cessation of service of the recipient director. During 2005, options to purchase 20,000 shares of common stock were granted under the Director Stock Option Plan: 5,000 shares each to Messrs. Hancock, Barnum, Dammeier and Svenson.
      Employee directors are not compensated for their duties as directors.
Shareholder Communications with the Board of Directors
      Shareholders may contact our Board of Directors as a group or individually by mail directed to the Chairman of the Board of Directors, c/o Corporate Secretary, at 91 South Royal Brougham Way, Seattle, WA 98134. Shareholder communications received by the Corporate Secretary will be promptly forwarded to the specified director or to the full Board of Directors, as applicable. Shareholders should clearly specify in each communication the name of the individual director or group of directors (such as “Independent Directors”) to whom the communication is addressed. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2007 Annual Meeting of Shareholders should follow the procedures specified under “Shareholder Proposals” below.
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Moss Adams LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s financial statements for the fiscal years ended December 31, 2005 and 2004. The Audit Committee has appointed Moss Adams LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2006.
      Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. However, upon the recommendation of the Audit Committee, the Board of Directors has determined to submit the selection of auditors to the shareholders for ratification. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.
      Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
Change of Independent Registered Public Accountants
      On December 14, 2004, upon recommendation of the Audit Committee, the Board of Directors decided to dismiss KPMG LLP (KPMG) as our independent registered public accounting firm and engage Moss Adams LLP to serve as our independent registered public accounting firm for 2004.
      KPMG’s report on our financial statements for the year ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
      During the period that KPMG served as our independent registered public accounting firm and through December 14, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report on our financial statements for such years. Additionally, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, during these periods.
      We provided KPMG with a copy of the foregoing disclosures and filed with our current report on Form 8-K regarding this matter (filed with the Securities and Exchange Commission on December 20, 2004) a letter from KPMG to the Securities and Exchange Commission, dated December 20, 2004, stating its agreement with such statements.
      From January 2003 through December 14, 2004, we did not consult with Moss Adams LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Report of the Audit Committee of Pyramid Breweries Inc.
      The 2005 Audit Committee operates under a written charter adopted by the Company’s Board of Directors.
      The Audit Committee is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be retained as the Company’s independent registered public accounting firm. As appropriate, the Audit Committee meets and consults with the Company’s management and independent registered public accounting firm to review and evaluate the Company’s financial statements and the disclosures contained in those statements and to monitor and oversee the Company’s internal control system, its accounting and financial reporting process, its independent audit function and its compliance with applicable laws and regulations.
      Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.
      The Audit Committee members are not professional accountants or auditors, and are not responsible for conducting reviews of auditing or accounting procedures, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial, and accounting matters.
      The Audit Committee has reviewed and discussed the consolidated financial statements with management and with the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and by the final rules implementing the provisions of Section 204 of the Sarbanes-Oxley Act of 2002.
      The Audit Committee has also received the letter, which includes the written disclosures from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm that firm’s independence.

      Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

2005 Audit Committee

Lee Andrews, Chair
Scott Svenson
Scott Barnum
Principal Accountant Fees and Services
      The aggregate fees billed by Moss Adams LLP and KPMG LLP, respectively, for the fiscal years ended December 31, 2005 and 2004 are as follows:

	Moss Adams LLP		KPMG LLP(1)

	2005	2004	2005	2004

Audit Fees(2)	$137,000	$56,000	$9,000	$53,000
Audit-Related Fees	0	0	0	0
Tax Fees(3)	26,000	11,000	0	21,000
All Other Fees(4)	0	19,000	0	14,000

Total Fees	$163,000	$86,000	$9,000	$88,000

(1)	Effective December 14, 2004, we dismissed KPMG LLP as our independent registered public accounting firm and engaged Moss Adams LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2004.

(2)	Audit fees primarily included services for the audit of our annual consolidated financial statements, review of quarterly financial statements, consents and other services related to filings with the SEC.

(3)	Tax fees consisted of tax compliance services performed in conjunction with federal and state tax return filings.

(4)	All other fees billed by KPMG in 2004 consisted of fees associated with due diligence related to the acquisition of the Portland Brewing Company assets. All other fees paid to Moss Adams in 2004 consisted of liabilities the Company assumed from Portland Brewing Company as part of the asset acquisition.
Audit Committee Pre-Approval Policy
      The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.
      The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Executive Officers of the Company

John Lennon (51) — President and Chief Executive Officer, Director
      For a description of Mr. Lennon’s biographical information, see “Experience of Nominees and Members of the Board of Directors” above.

Jason Rees (35) — Vice President – Finance, Chief Accounting Officer
      Mr. Rees was appointed as Vice President – Finance, Chief Accounting Officer in September 2005. Mr. Rees is responsible for all finance and administration matters of the Company. Mr. Rees has been Controller — Chief Accounting Officer since 2002, responsible for all accounting and financial reporting, SEC reporting, financial analysis and cash management. He joined the Company in 1998 as Assistant Controller. Mr. Rees earned a BA from Gonzaga University.

Gary McGrath (46) — Vice President – Sales
      Mr. McGrath was appointed as Vice President – Sales in November 1999. Mr. McGrath has over 20 years of experience in the alcohol and non-alcohol beverage industry. From 1994 to 1999, he held the position of General Manager for Miller’s northwest region, responsible for growing sales, market share and profit in a seven-state area. Also at Miller, Mr. McGrath worked as Director of National Accounts, accountable for setting strategy and developing sales in the convenience and mass merchandise channels. Prior to Miller, he held numerous sales and operating positions with Pepsi Cola USA, 7UP and Oscar Mayer. Mr. McGrath earned his Graduate Degree from Harvard University and a Bachelor’s Degree from Fredonia State University in New York.

Patrick Coll (43) — Vice President – Alehouse Operations
      Mr. Coll has been Vice President – Alehouse Operations since September 2002. Mr. Coll is responsible for directing the operational performance of the five existing alehouses as well as successfully opening and directing additional sites as they are developed. Mr. Coll has over 15 years of experience in the restaurant industry ranging from Chef to Opening Project Manager. Most recently, he held the position of Managing Partner with Essential Food Group from 2001 to 2002, a restaurant consulting company and Director of Food Service Operations for the Old Navy Division of Gap Inc, from 1998 to 2001. Prior to Gap Inc., Mr. Coll was with the Real Restaurant Group in Sausalito, California, responsible for the successful development and opening of restaurant concepts.

Mark House (47) — Vice President – Brewery Operations
      Mr. House has been Vice President – Brewery Operations since July 2001. Mr. House is responsible for directing the performance of the five existing breweries as well as purchasing, transportation, product development, forecasting, and facility issues. Mr. House had been Director of Corporate Operations since 1999, responsible for quality assurance, product development, forecasting and distribution. He joined the Company in 1996 as Manager of Distribution/ Production. Prior to joining the Company, Mr. House had 14 years of brewing industry experience with the G. Heileman Brewing Co. (Heileman). As Distribution Manager for Heileman, Mr. House was responsible for warehousing/distribution, production planning, and customer service for both the Rainier Brewery in Seattle, Washington and Henry Weinhards Brewery in Portland, Oregon. Mr. House earned a Bachelor’s Degree from Washington State University.

PRINCIPAL SHAREHOLDERS
Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2006, for (i) each person known to the Company to own beneficially more than 5% of the common stock, (ii) each of the Company’s directors and Named Executive Officers, and (iii) all of the Company’s current executive officers and directors as a group. Except as otherwise noted and subject to any applicable community property laws, the named beneficial owner has sole voting and investment power.

	Shares of
	Common Stock		Shares Subject	Percentage
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		to Options(3)	Ownership

George Hancock*	1,117,178		25,000	12.6%
Lee Andrews*	—		—	—
Scott Barnum(5)*	50,322		25,000	0.5
Kurt Dammeier*	1,532,675		20,000	17.3
Scott Svenson*	78,542		20,000	0.9
John Lennon*	71,242	(4)	—	0.8
Patrick Coll	100,000		100,000	1.1
Mark House	121,506		110,000	1.4
Gary McGrath	159,750		157,800	1.8
Jason Rees	30,252		20,500	0.3
All current executive officers and directors as a group (10 persons)	3,261,467		478,300	36.7%

*	Denotes director of Pyramid

(1)	The address of each named shareholder is c/o Pyramid Breweries Inc., 91 South Brougham Way, Seattle, Washington 98134.

(2)	Includes shares of common stock subject to stock options or other convertible securities that are currently exercisable for or convertible into shares of our common stock, or that will be exercisable for or convertible into shares of our common stock within 60 days after March 15, 2006. These securities are deemed to be outstanding and beneficially owned by the person holding such stock options or other convertible securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes options exercisable within 60 days after March 15, 2006.

(4)	Includes 70,000 shares of restricted stock that are subject to lapsing forfeiture that will not lapse within 60 days after March 15, 2006.

(5)	Includes 25,322 shares held in a family trust where investment power shared with spouse, Deborah S. Barnum, as co-trustee.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Board Compensation Committee Report on Executive Compensation
      The Compensation Committee of the Board of Directors of the Company (the “Committee”) determined and administered the compensation of the Company’s executive officers during 2005.

Compensation Philosophy and Policies
      The Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee seeks to align total compensation for management with corporate performance. The Committee places emphasis on variable, performance-based components, such as stock option awards, stock grants and cash bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short-and long-term incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and shareholder value.

Compensation Program
      The Company’s executive compensation program consists of base salary, the opportunity to earn an annual cash and an incentive cash bonus, and long-term, equity-based incentives. In addition, each executive officer receives a car allowance. The Company’s objective is to pay its executives total annual compensation, including incentive awards, rather than base salary alone, that appropriately reflects corporate performance and each executive officer’s performance and contribution.
      The Company has entered into written employment agreements with certain of its executive officers, including John Lennon, the Company’s Chief Executive Officer, and Gary McGrath, the Company’s Vice President, Sales, and sent written offer letters to Jason Rees, the Company’s Vice President of Finance and Patrick Coll, the Company’s Vice President, Alehouse Operations, that specify certain of the terms of each such officer’s employment, including minimum compensation to be paid to each of them.
      The Company’s executive officers are eligible to participate in the Company’s health and welfare and other employee benefit plans that are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements. If an executive officer’s employment with the Company is terminated, the executive officer will generally receive a severance payment based on the number of years that such officer has been employed by the Company. Messers. Lennon, McGrath, Rees and Coll will each receive severance payments pursuant to the terms of their respective employment agreements.
      For 2005, the Committee examined the value of each element of executive compensation for Mr. Lennon and the other four executive officers and the aggregate value of such compensation under several potential scenarios, and determined that such compensation is reasonable.

Annual Base Salary
      The Committee reviews and provides oversight on annual base salaries for the executive officers at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position and the salaries paid to comparable officers by companies which are competitors of the Company. The Committee reviews periodically and adjusts them as warranted to reflect individual performance. For executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends target merit increases, and the Committee and the Chief Executive Officer together establish the amount of such increases.
      The annual base salary paid to each of Messers. Lennon, Rees, McGrath and Coll is based on his respective written employment agreement or offer letters. In 2005, the executive officers received annual base salary increases ranging from 0% to 2%, excluding the salary increase in connection with the promotion of Mr. Rees to Vice President of Finance.

Cash Bonus Programs
      Beginning in 2002, the Committee instituted an incentive compensation plan for executive officers. This plan provided an opportunity for each of the executive officers to earn an annual cash bonus based on targeted levels of sales and EBITDA for each of the executive officers, with ceilings based on percentages of base salaries.
      In March 2005, the Committee adopted a 2005 Officer Incentive Compensation Plan (“2005 OICP”) that consists of two bonus programs: an annual Performance Incentive Plan (“PIP”) bonus; and an Alternative Incentive Compensation Plan (“AICP”) bonus. The Committee also approved annual budgeted, total and adjusted EBITDA performance targets for bonuses to be paid under the PIP and net return to shareholders performance targets for bonuses to be paid under the AICP.

      The PIP provides for payment of annual cash bonuses from a specified PIP incentive pool established based on the achievement of the specified performance targets. The amount of the PIP bonus pool will be established based on achievement of specified budgeted, total and adjusted EBITDA goals, calculated as set forth in the 2005 OICP. If at least the minimum performance target is met, bonus payments will be allocated as a percentage of the PIP bonus pool as follows: 30% to the Chief Executive Officer; 15% to each of four Vice Presidents; and an additional 10% unallocated to be distributed at the Committee’s discretion. If the amount of the bonuses earned under the PIP exceed a specified level indexed to the executive officers’ base salaries as follows: 100% of base salary for the Chief Executive Officer; and 50% of base salary for the four Vice Presidents, any additional amount of the annual bonus value that exceeds the specified level for each executive officer will be paid in the form of restricted stock (and an additional incremental cash amount to cover any tax obligation). In 2005, bonuses were earned at the minimum performance target under the PIP.
      The AICP will replace the PIP if the Company is acquired, sold or merged with another entity resulting in a change of control of the Company. If the transaction results in a net return to shareholders in excess of a minimum target level established under the AICP, an AICP incentive bonus pool will be created to reward the executive officers. The amount of the AICP bonus pool will be established based on achievement of specified levels of net return to shareholders with a maximum bonus pool of $2.5 million. The AICP bonus will be paid in cash at the close of the transaction. The AICP bonus pool is allocated as follows: 27% to the Chief Executive Officer; 20% to the Chief Financial Officer; 15% to each of three Vice Presidents; 3% to the Controller; and 5% unallocated to be distributed at the Committee’s discretion. If a participating executive officer has been employed by the Company for less than two years as of the date of the transaction, any severance payments due that executive officer under existing severance agreement will be deducted from that executive officer’s AICP bonus. Any executive officers terminated without cause within six months prior to the transaction may participate fully in the AICP.

Long-Term Equity Incentive Compensation
      The Committee administers the Company’s equity incentive plans, including the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s shareholders at the annual shareholder meeting in 2004, under which the Committee may grant equity or cash-based awards to the Company’s executive officers. The Company’s executive officers are also eligible to participate in the Company’s employee stock purchase plan.
      Historically, the Committee has granted stock options under its stock option plan to executives as a long-term incentive. In 2004, however, the Committee relied more heavily on the Company’s cash incentive compensation plan and reduced its emphasis on stock incentives, granting only limited equity awards, primarily to new executive officers. The Committee intends to encourage stock ownership on the part of its executives in the future by providing for the limited use of restricted stock grants under the 2004 Plan.
      The Committee did not award any stock options to the executive officers in 2005, except for a stock option for an aggregate of 60,000 shares of common stock to Jason Rees, upon his promotion to Vice President of Finance. Additionally, in connection with the Committee’s approval of the employment agreement between the Company and Mr. Lennon in 2004, the Committee approved restricted stock awards to Mr. Lennon for up to a total of 350,000 shares of the Company stock, half of which will be granted over time starting on January 1, 2006 based on his continued employment and half of which will be granted upon the achievement of certain performance goals pursuant to the terms of his employment agreement. These restricted stock awards will be issued outside of the Company’s equity incentive plans, including the 2004 Plan, but subject to the terms and conditions of the Plan. The restricted stock awards will generally be subject to a forfeiture restriction that will lapse on the first anniversary of their respective dates of issuance. In addition, the forfeiture restriction will lapse on an accelerated basis under certain circumstances in the event of a company transaction or change in control as provided in the Plan. Mr. Lennon received the first 70,000 shares under this arrangement on January 1, 2006.

Chief Executive Officer Compensation
      The Committee evaluates several performance factors to determine the Chief Executive Officer’s compensation. Where possible, it uses objective measurements such as sales, but it also uses a number of subjective evaluations of performance including, but not limited to, general leadership qualities, effective management of human resources and the ability to anticipate and prepare for future opportunities and problems. The Committee uses these evaluations, as well as guidelines set in employment agreements, to establish the total compensation to be paid to the Chief Executive Officer.
      John Lennon’s compensation in 2005 was determined under his employment agreement and the Company’s compensation programs as described above.

Internal Revenue Code Section 162(m)
      In general, compensation payments in excess of $1 million per officer per fiscal year paid to the Chief Executive Officer and the next four other most highly compensated officers of publicly held companies are subject to a limitation on deductibility for the Company under Section 162(m) of the Code unless such compensation meets certain requirements. Stock options granted pursuant to the Company’s equity compensation plans currently qualify for such performance based exception. The Committee is aware of this limitation and believes that no compensation paid by the Company for fiscal 2005 exceeded the $1 million limitation. The Company intends, to the extent practicable, to preserve deductibility under Section 162(m) of compensation paid to its executive officers while maintaining executive compensation programs that effectively attract and retain highly qualified executives and maximize long-term shareholder returns.

2005 Compensation Committee

Scott Barnum, Chair
Kurt Dammeier

Performance Graph
      The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the common stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Boston Beer Company, Redhook Ale Brewery Incorporated and Big Rock Brewery, Ltd.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PYRAMID BREWERIES INC., THE S&P 500 INDEX AND A PEER GROUP

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

(1)	Assumes $100 invested on January 1, 2000 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

(2)	Shareholder returns over the indicated period should not be considered indicative of future shareholder returns

Executive Compensation
      The following table (rounded to the nearest thousand) summarizes the annual compensation earned for services rendered during 2005, 2004, and 2003 for the Company’s Chief Executive Officer and its four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 2005, who we collectively refer to as the Named Executive Officers.
Summary Compensation Table

		Annual Compensation				Long-Term Compensation

				Other Annual				Securities	All Other
				Compensation		Restricted Stock		Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1)		Award(s) ($)		Options (#)	($)(2)

John Lennon	2005	250,000	87,000	54,000	(3)	—		—	9,000
President & Chief Executive	2004	103,000	—	34,000	(4)	420,000	(5)	—	—
Officer
Jason Rees(6)	2005	101,000	45,000	2,000		—		—	4,000
Vice President of Finance &
Chief Accounting Officer
Patrick Coll	2005	127,000	45,000	6,000		—		—	4,000
Vice President, Alehouse	2004	125,000	—	6,000		—		—	—
Operations	2003	119,000	—	4,000		—		—	—
Mark House	2005	122,000	45,000	6,000		—		—	4,000
Vice President, Brewery	2004	121,000	—	5,000		—		—	—
Operations	2003	117,000	—	—		—		—	—
Gary McGrath	2005	152,000	45,000	6,000		—		—	6,000
Vice President, Sales	2004	150,000	—	6,000		—		—	4,000
	2003	145,000	—	6,000		—		—	4,000

(1)	Except as indicated in Notes 3 and 4, the amounts disclosed in the Other Annual Compensation column consist of Company compensation for officer car allowances.

(2)	Amounts disclosed in the All Other Compensation column consist of Company contributions made on the officer’s behalf to his 401(k) plan.

(3)	Consists of $6,000 car allowance and $48,000 in relocation reimbursement for commuting via air travel, apartment rental, car rental and other such expenses.

(4)	Consists of $2,000 car allowance and $32,000 in relocation reimbursement for commuting via air travel, apartment rental, car rental and other such expenses.

(5)	This amount represents 175,000 shares of common stock to be issued upon the completion of continuous service requirements pursuant to the terms of Mr. Lennon’s employment agreement with the Company entered into on July 16, 2004, valued based on a value of $2.40 per share, the closing price for a share of the Company’s common stock on that date. Under his employment agreement, Mr. Lennon will be issued 35,000 shares of restricted stock on each of January 1, 2006, 2007, 2008, 2009 and 2010 based on Mr. Lennon’s continuous services to the Company through each such date. The restricted stock issued on each such date will be subject to a lapsing repurchase right in favor of the company that will lapse on the first anniversary of the date the shares were issued. If Mr. Lennon’s employment is terminated in certain circumstances, he will receive a prorated portion of the relevant annual award as of the date his employment is terminated. Under Mr. Lennon’s employment agreement, he will also receive up to 175,000 additional shares of restricted stock upon the achievement of certain performance goals. As of December 31, 2005, Mr. Lennon did not hold any shares of restricted stock.

(6)	Mr. Rees has been Vice President of Finance and Chief Accounting Officer since September 2005.

      The following table sets forth the number of options granted to one Named Executive Officer and the potential realizable value of such grant for the year ended December 31, 2005. No other grants or stock appreciation rights were issued to the other Named Executive Officers for the 2005 fiscal year.
OPTIONS GRANTED IN LAST FISCAL YEAR

		Percent of			Potential Realizable
		Total			Value at Assumed
	Numbers of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees	Exercise		Option Term(4)
	Options	In Fiscal	Price	Expiration
Name	Granted(1)	Year(2)	($/Sh)	Date(3)	5%	10%

Jason Rees	60,000	64.5%	2.11	9/8/2015	$79,618	$201,768

(1)	The option will vest and become exercisable in equal monthly installments over three years from the grant date.

(2)	During the fiscal year ended December 31, 2005, options to purchase an aggregate of 93,000 shares of our common stock were granted to employees.

(3)	Options may terminate before the expiration dates upon termination or death.

(4)	Potential realizable value is based on the assumption that the common stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in this table will be achieved.
      The following table sets forth information concerning the number and value of unexercised options held by the Named Executive Officers on December 31, 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Year End		at Year End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

John Lennon	—	—	—	—	$—	$—
Jason Rees	—	—	15,100	56,600	5,128	24,200
Mark House	—	—	110,000	—	14,600	—
Gary McGrath	—	—	157,800	—	85,844	—
Patrick Coll	—	—	100,000	—	36,000	—

(1)	Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 2005 of $2.55, and the exercise price of the options.
Employment Contracts, Termination of Employment and Change of Control Agreements
      The Company entered into an employment agreement with Mr. Lennon dated July 16, 2004, whereby he serves as a Director and Chief Executive Officer of the Company. Mr. Lennon’s employment agreement provides an annual base salary of $250,000 plus a car allowance. Mr. Lennon also may receive a personal performance bonus in accordance with the Officer Incentive Plan in effect. Mr. Lennon was also provided a relocation budget of $100,000 to cover relocation expenses. If Mr. Lennon’s employment is terminated without cause, he will receive his annual base salary for a period of one year following the date of such termination.

      In addition, Mr. Lennon will receive restricted stock awards for up to 350,000 shares of the Company stock pursuant to the terms of his employment agreement. Mr. Lennon will be issued restricted stock awards for 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date. If Mr. Lennon’s employment is terminated by the Company without cause or by Mr. Lennon for good reason, or as a result of Mr. Lennon’s death or disability, Mr. Lennon will be issued a prorated portion of the relevant annual restricted stock award as of the date his employment is terminated. Mr. Lennon will also be issued restricted stock awards for an additional 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date based on the Company’s achievement of certain performance goals. Going forward, if Mr. Lennon’s employment is terminated by the Company without cause or by Mr. Lennon for good reason, or as a result of Mr. Lennon’s death or disability, Mr. Lennon will be issued a prorated portion of the relevant annual performance award as if the relevant annual performance goal had been reached, prorated to the date his employment is terminated and granted as of the date his employment is terminated. These restricted stock awards will be issued outside of the Company’s equity incentive plans, including the Company’s 2004 Equity Incentive Plan (the 2004 Plan), but subject to the terms and conditions of the 2004 Plan. The restricted stock awards will be subject to a forfeiture restriction that will lapse on the first anniversary of their respective dates of issuance. In addition, the forfeiture restriction will lapse on an accelerated basis under certain circumstances in the event of a company transaction or change in control as provided in the 2004 Plan.
      On March 30, 2005 the Board approved an amendment to the Employment Agreement between John Lennon and the Company dated July 15, 2004 to provide that if Mr. Lennon’s employment with the Company was terminated without cause or for good reason during 2005, Mr. Lennon would receive the full amount of the restricted stock awards that would otherwise have been made on January 1, 2006 as if the conditions to such awards had been satisfied, and such awards would be fully vested.
      Effective September 16, 2005, Mr. Hilger resigned as the Company’s Chief Financial Officer. Under his employment agreement, no amounts were paid in conjunction with his termination of employment.
      The Company entered into an employment agreement with Mr. Rees dated September 2, 2005, whereby he serves as a Vice President of Finance and Chief Accounting Officer of the Company. Mr. Rees’ employment agreement provides for an initial annual base salary of $120,000 plus a car allowance. Mr. Rees also may receive a personal performance bonus in accordance with the Officer Incentive Plan in effect. If Mr. Rees’ employment is terminated without cause, he will receive his annual base salary for a period of three months following the date of such termination. In addition, Mr. Rees received an option to purchase 60,000 shares of common stock which vests in equal monthly installments over three years.
      The Company entered into an employment agreement with Mr. Coll dated September 24, 2002, whereby he serves as Vice President — Alehouse Operations of the Company. Mr. Coll’s employment agreement provides for an initial annual base salary of $117,000 plus a car allowance. Mr. Coll also received a signing bonus of $3,000. Mr. Coll may also receive an annual bonus of up to 40% of his base salary based on meeting certain financial targets and objectives. If Mr. Coll’s employment is terminated without cause, he will receive his annual base salary for a period of three months following the date of such termination. In addition Mr. Coll received on option to purchase 100,000 shares of common stock, of which 33,333 shares vested on the first anniversary of his employment and the remaining shares of which vest in equal monthly installments over his second and third years of employment.
      We entered into an employment agreement with Mr. McGrath on October 25, 1999. The agreement provides for a base compensation plus quarterly and annual bonuses based on the Company and Mr. McGrath achieving certain performance targets set by the Chief Executive Officer. The total amount of these annual bonuses can total up to 30% of Mr. McGrath’s base compensation. If Mr. McGrath is terminated without cause (as defined in the agreement), he is entitled to three month’s base salary plus a pro rata portion of any incentive bonuses earned during the year of termination.

      Under the 2004 Plan, to maintain all of the participants’ rights in the event of a company transaction that is not a change in control or a related party transaction (as those terms are defined in the 2004 Plan), unless the compensation committee determines otherwise at the time of grant with respect to a particular award or elects to cash out awards:

•	all outstanding awards become fully and immediately exercisable, and any restrictions or forfeiture provisions lapse, immediately prior to the company transaction, unless such awards are converted, assumed, or replaced by the successor company; and

•	performance awards earned and outstanding become payable in full at target levels and deferrals or other restrictions not waived by the compensation committee shall remain in effect.
      In addition, under the 2004 Plan, to maintain all of the participants’ rights in the event of a change in control, unless the compensation committee determines otherwise with respect to a particular award:

•	any options and stock appreciation rights shall become fully exercisable and vested to the full extent of the original grant;

•	any restrictions and deferral limitations applicable to any restricted stock or stock units shall lapse;

•	all performance shares and performance units shall be considered to be earned and payable in full at target levels, and any deferral or other restriction shall lapse and such performance stock and performance units shall be immediately settled or distributed;

•	any restrictions and deferral limitations and other conditions applicable to any other awards shall lapse, and such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant; and

•	the compensation committee can provide a cash-out right for awards in connection with a change in control.
      If certain corporate transactions occur (such as a merger, consolidation or acquisition by another corporation of all or substantially all of our assets), each outstanding option to purchase shares under the Employee Stock Purchase Plan will be assumed or an equivalent option substituted by a successor company or its parent. If the successor company refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. In the event of a proposed liquidation or dissolution of the Company, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.
Equity Compensation Plan Information
      The following table sets forth information regarding our common stock that may be issued upon the exercise of options and other rights granted to employees, consultants or directors under all of our existing equity compensation plans, as of December 31, 2005.

				Number of Securities
	Number of Securities			Remaining Available
	to be Issued Upon		Weighted Average	for Future Issuance
	Exercise of		Exercise Price of	Under Equity
Plan Category	Outstanding Options		Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders	631,000		$2.48	1,659,678	(1)(2)
Equity compensation plans not approved by security holders	350,000	(3)	—	—

Total	981,000		$2.48	1,659,678

(1)	Of these shares, 437,960 are available for purchase under the 2003 Employee Stock Purchase Plan, 110,018 are available under the Amended and Restated Non-Employee Director Stock Option Plan, 115,000 are available under the Directors Compensation Plan and 996,700 are available under the 2004 Equity Incentive

Plan (the “2004 Plan”), as of December 31, 2005. Shares available under the Directors Compensation Plan are payable in shares of the Company’s stock. Shares available for issuance under the 2004 Equity Incentive Plan may be issued as stock options, stock awards, restricted stock units, rights to purchase stock, warrants, stock appreciation rights or performance shares.

(2)	Pursuant to the Amended and Restated Non-Employee Director Stock Option Plan, each non-employee director receives an annual option grant of 5,000 shares of common stock on the date of each annual shareholder’s meeting.

(3)	Pursuant to Mr. Lennon’s employment agreement, 350,000 shares have been reserved for issuance as restricted stock awards.

Description of Equity Compensation Awards Not Approved By Shareholders
      On July 16, 2004, the Compensation Committee of the Board of Directors of Pyramid Breweries Inc. (the “Company”) approved awards with respect to a total of up to 350,000 shares of the Company’s Common Stock to John Lennon (“Executive”), effective on the commencement of his employment, as set forth in an Employment Agreement between the Company and Executive on the following terms:

1. Annual Awards. Executive will be issued restricted stock awards or restricted stock units for 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date; provided, however, that if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, or as a result of Executive’s death or Disability (all as defined below), Executive will receive a prorated portion of the relevant annual award as of the date Executive’s employment is terminated;

2. Annual Performance Awards. Executive will be issued restricted stock awards or restricted stock units for an additional 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date based on the Company’s achievement of certain performance goals; provided that if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, or as a result of Executive’s death or Disability (all as defined in the Employment Agreement), Executive will receive a prorated portion of the relevant annual performance award as set forth below as if the relevant annual performance goal had been reached, prorated to the date Executive’s employment is terminated and granted as of the date Executive’s employment is terminated.
      The awards issued to Executive will be in the form of restricted stock awards, provided that Executive can elect instead to receive an award in the form of restricted stock units by delivering to the Company written notice to that effect no later than the 10th business day prior to the date of issuance scheduled for that award. The restricted stock awards or restricted stock units (the “Awards”) will be issued outside of the Company’s equity incentive plans, including the 2004 Equity Incentive Plan (the “Plan”), but subject to the terms and conditions of the Plan. The Awards will be subject to a forfeiture restriction that will lapse on the first anniversary of their respective dates of issuance. The Awards will be evidenced by award agreements, and will be subject to the terms and conditions set forth in such agreements, the Plan and the Employment Agreement. The forfeiture restrictions will lapse on an accelerated basis under certain circumstances in the event of a Company Transaction or Change in Control (both as defined in the Plan) or upon a termination of Executive’s employment by the Company without Cause, by Executive for Good Reason (both as defined in the Employment Agreement) or as a result of Executive’s death or Disability (as defined in the Employment Agreement).
      These Awards are administered by the Compensation Committee of our Board of Directors. The plan administrator’s decisions, determinations and interpretations are binding on the holder of these Awards. Unless otherwise determined by the plan administrator, these Awards may not be transferred or assigned except by will or the laws of descent and distribution until they vest.
      In the event of stock splits, stock dividends, reclassification or similar changes in our capital structure, the Board of Directors, in its sole discretion, will make equitable adjustments in the number of shares covered by each of these Awards. The Board of Directors may at any time amend these Awards. No amendment of these Awards may impair the rights of the holder without that holder’s written consent.

      Federal Income Tax Consequences. The following is a summary of the material United States federal income tax consequences to us and to the holder of these Awards. The summary is based on the Code and the United States Treasury regulations promulgated thereunder in effect as of the date of this report, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to the holder of these Awards.
      Generally, upon receipt of a restricted stock award, the holder will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. When the holder subsequently sells or otherwise disposes of the shares, the holder generally will recognize capital gain or loss, as the case may be, equal to the difference between the amount that the holder received for the shares in the transaction and the tax basis of the shares disposed of. The tax basis of the shares generally will be equal to the fair market value of the shares on the date that the restrictions first lapse, and the holding period for those shares will also begin on that date.
      If the holder sells or otherwise disposes of restricted shares before the restrictions on the shares first lapses, the holder generally will recognize compensation taxable as ordinary income equal to the difference between the amount of consideration the holder receives for the restricted shares in the transaction and the amount, if any, that the holder paid for the restricted shares. If the holder forfeits the shares to the Company (for example, upon termination of employment before expiration of the restriction period), the holder will generally recognize ordinary gain or loss upon the forfeiture equal to the difference between the amount that you paid for the shares, if any, and the amount received as a result of the forfeiture. Unless a valid and timely election under Section 83(b) of the Code has been made (discussed below), any dividends paid with respect to unvested restricted shares generally will be treated as compensation taxable as ordinary income at the time the dividends are received.
      Within 30 days after the holder receives a restricted stock award, the holder generally may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income at the time the holder received the restricted stock award in an amount equal to the excess of the fair market value of the restricted shares at the time of receipt over the amount, if any, paid for the shares. If an election under Section 83(b) is made in a timely and proper manner, when the restrictions on the shares lapse, the holder will not recognize any additional compensation income. When the holder sells or exchanges the shares, the holder will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount of consideration that the holder received from the transaction and the tax basis of the shares disposed of. The tax basis of the shares generally will equal the fair market value of the shares on the date that the holder received the stock award, and the holding period for the shares will begin on that date. If the holder forfeits the shares to the Company (for example, upon termination of employment before expiration of the restriction period), the holder may not claim a deduction for the amount of compensation income recognized as a result of making the Section 83(b) election.
SHAREHOLDER PROPOSALS
      Shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company no later than January 4, 2007 5:00 p.m. Pacific standard time in order to be included in the proxy statement relating to the annual meeting. Proposals should be mailed to the Company, to the attention of the Corporate Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134. Receipt by the Company of a proposal from a shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2007 Annual Meeting of Shareholders, because there are other relevant requirements in the SEC’s proxy rules that must be met. In addition, if the Company receives notice of a shareholder proposal after March 20, 2007, the persons named as proxies in the proxy statement for the 2007 annual meeting will have discretionary voting authority to vote on such proposal at the 2007 annual meeting.

HOUSEHOLDING
      The Company delivers a copy of its proxy materials to each shareholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying the company in writing no later than 30 days prior to the mailing of the proxy materials each year at the following address: Pyramid Breweries Inc., Corporate Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134.
OTHER MATTERS
      As of the date of this Proxy Statement, the Board of Directors knows of no matters, which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Jason Rees

Jason Rees
Secretary

DIRECTIONS TO
PYRAMID BREWERIES INC. ANNUAL MEETING OF SHAREHOLDERS
Pyramid Alehouse and Brewery
1201 1st Avenue South
Seattle, WA 98134
206-682-8322
On-site Parking Available
Via I-5 Northbound

•	Take exit 164B — 4th Avenue South

•	Take a right onto 4th Avenue South and continue one block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. (You will see the Alehouse across 1st Avenue South on the left corner)

•	Parking is available in the front and rear of the building.
Via I-5 Southbound

•	Take exit 164 and follow the signs to 4th Avenue off-ramp

•	Take a right onto 4th Avenue South and continue 1 block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. (You will see the Alehouse across 1st Avenue South on the left corner)

•	Parking is available in the front and rear of the building.

Via Highway 99 Northbound

•	Take the Seneca Street exit
•	Take a right onto 1st Avenue travel approximately 1 mile to intersection of 1st Avenue South and Royal Brougham Way. You can either go straight on 1st Avenue South and park in the front parking lot or make a right onto South Royal Brougham Way and park in the rear parking lot.
Via Highway 99 Southbound

•	Take the 1st Avenue South exit
•	Continue on 1st Avenue at the intersection of 1st Avenue South and Royal Brougham Way. You can either go straight on 1st Avenue South and park in the front parking lot or make a right onto South Royal Brougham Way and park in the rear parking lot.
Via I-90 Westbound

•	Follow I-90 to the 4th Avenue South exit (Freeway ends here)
•	Take a right onto 4th Avenue South and continue for one block
•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South.
        (You will see the Alehouse across 1st Avenue South on the left corner)
Parking is available in the front and rear of the building.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PYRAMID BREWERIES INC.
91 South Royal Brougham Way / Seattle, Washington 98134
For the Annual Meeting To Be Held Wednesday, May 24, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY
     Revoking any such prior appointment, the undersigned, a shareholder of Pyramid Breweries Inc. hereby appoints Jason Rees and John Lennon and either of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Shareholders of said Corporation to be held at the Pyramid Alehouse, 1201 First Avenue South, Seattle, Washington on Wednesday, May 24, 2006 at 9:00 A.M. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲
You can now access your Pyramid Breweries Inc. account online.
Access your Pyramid Breweries Inc. shareholder/stockholder account online via Investor ServiceDirect ® (ISD).
Mellon Investor Services LLC, Transfer Agent for Pyramid Breweries Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

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This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted FOR the following proposals:	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Director recommends		WITHHELD
a vote FOR Items 1 and 2.	FOR	FOR ALL
Proposal 1. Election of Directors Nominees:	☐	☐
01 Lee Andrews
02 Scott Svenson
(Instruction: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
Proposal 2. Ratification of the Appointment of Moss Adams LLP as the Company’s Independent Registered Public Accountants	☐	☐	☐
With respect to the transaction of such other business as may properly come before the Meeting, Proxyholder, in his sole discretion, will vote the proxy as he may see fit. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.
Your name and address are shown as registered — please notify the Corporation of any change to your address.

Signature	Signature if held jointly	Dated	, 2006

Please sign exactly as name appears.

▲ Detach here from proxy voting card ▲